Exhibit 21




                             E&B MARINE INC.

                          List of Subsidiaries



                                    State of
Name Of Subsidiary                Incorporation          Doing Business As
- ------------------                -------------          -----------------

Central Marine Supply, Inc.        New Jersey            Central Marine Supply

E&B Marine Supply, Inc.            New Jersey            E&B Marine Supply

E&B Marine Supply, Inc.            Maryland              E&B Marine Supply

E&B Marine Supply
  (Florida) Inc.                   Delaware              E&B Marine Supply

Goldbergs' Marine                  Delaware              Goldbergs' Marine
  Distributors, Inc.

James Bliss & Co., Inc.            Massachusetts         Bliss

Sea Ranger Marine Inc.             Delaware              Sea Ranger

Krista Corporation                 Delaware              E&B Marine
                                                         Accessory Centers





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